EXHIBIT 4.2(a)

Schedule of additional Warrants to purchase common stock of the Company executed by the Company which are substantially identical and which are not being filed as exhibits pursuant to Instruction 2 to Item 601 of Regulation S-K:

                                              Number of Shares
Name of Warrant Holder                       Covered by Warrant   Exercise Price
----------------------                       ------------------   --------------

Special Situations Fund III, L.P.                 125,000             $6.79
Special Situations Private Equity Fund, L.P.       66,667             $5.66
Special Situations Private Equity Fund, L.P.       66,667             $6.79
Special Situations Technology Fund, L.P.           44,445             $5.66
Special Situations Technology Fund, L.P.           44,445             $6.79
Special Situations Cayman Fund, L.P.               41,667             $5.66
Special Situations Cayman Fund, L.P.               41,667             $6.79
Pyramid Partners, L.P.                             12,500             $5.66
Pyramid Partners, L.P.                             12,500             $6.79
Industricorp & Co., Inc.                           12,500             $5.66
Industricorp & Co., Inc.                           12,500             $6.79
Daniel and Patrice Perkins Jt.                      5,562             $5.66
Daniel and Patrice Perkins Jt.                      5,562             $6.79
Richard W. Perkins                                  6,250             $5.66
Richard W. Perkins                                  6,250             $6.79
James G. Peters IRA                                 5,562             $5.66
James G. Peters IRA                                 5,562             $6.79
David H. Potter IRA                                 5,562             $5.66
David H. Potter IRA                                 5,562             $6.79